UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 22, 2005 (October 26, 2005)
WINDROSE MEDICAL PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-31375	35-216691

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3502 Woodview Trace, Suite 210
Indianapolis, Indiana 46268
(Address and zip code of
principal executive offices)
Registrant’s telephone number, including area code: (317) 860-8180
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURE

Explanatory Note:
     On November 1, 2005, Windrose Medical Properties Trust (the “Company”) filed a Current Report on Form 8-K announcing the entry by the Company into definitive material agreements to acquire 22 properties from Medical Office Portfolio Limited Partnership and related or affiliated entities (the “Seller”). As of November 18, 2005, the Company has completed the acquisition of 12 of the 22 properties. The completed acquisitions are described in more detail below. The Company is filing this Current Report on Form 8-K/A for purposes of providing the disclosure required by Item 2.01 and Item 2.03 of Form 8-K.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On November 4, 2005, the Company completed the acquisition of the properties known as Southpointe Medical Center (“Southpointe”) and Atrium Office Park (“Atrium”). Southpointe and Atrium are both located in Plantation, Florida.
     On November 10, 2005, the Company completed the acquisition of the properties known as Osler Medical Center Pavilion (“Osler”), located in Palm Bay, Florida, JFK Medical Pavilion I at Palm Springs (“JFK I”), located in Palm Springs, Florida, and Edinburg Regional Medical Center (“Edinburg”), located in Edinburg, Texas.
     On November 17 and 18, 2005, the Company completed the acquisition of all of the equity interests of the entities that own the following properties: Aberdeen I (“Aberdeen I”), located in Boyntown, Florida, G&L Ranes Children’s Pavilion (“Northside”), located in West Palm Beach Florida, St. Mary’s Pavilion (“Southside”), located in West Palm Beach, Florida, Professional Center V (“Palms West V”), located in West Palm Beach, Florida, West Tower at Doctor’s Hospital (“West Tower”), located in Dallas, Texas, and Sierra Providence East Side Center (“Sierra Providence”), located in El Paso, Texas. Also on November 17, 2005, the Company completed the acquisition of the property known as Workplace Professional Center I (“WPC I”), which is located in Jupiter, Florida.
     The aggregate consideration paid for the 12 properties was approximately $135.6 million, consisting of the assumption by the Company of approximately $91.5 million in existing mortgage debt secured by the 12 properties and approximately $44.1 million in cash drawn from the Company’s available cash balances and borrowings under the Company’s senior secured credit facility. The following table sets forth certain approximate information regarding the 12 properties.

			Principal Balance
		Occupancy	of Assumed
	Rentable	as of	Mortgage Debt
Property	Square Feet	Sept. 30, 2005	(millions)
WPC I	40,396	100.0%	$7.9
Aberdeen I	25,565	100.0%	$5.0
Northside	35,409	100.0%	$8.0
Southside	35,431	100.0%	$7.4
Palms West V	17,790	100.0%	$2.8
West Tower	92,931	100.0%	$16.8
Sierra Providence	77,870	86.8%	$11.3
Osler	17,790	89.8%	$2.1
JFK I	17,738	100.0%	$3.0
Edinburg	52,068	74.1%	$6.5
Southpointe	47,000	100.0%	$10.0
Atrium	98,500	89.0%	$10.7

Total	558,488		$91.5

     The Company expects to complete the acquisition of the remaining 10 properties in the 22 property portfolio in the fourth quarter of 2005, with total consideration for the remaining 10 properties anticipated to be approximately $106 million, excluding transaction related expenses and potential defeasance costs, comprised of a combination of the expected assumption by the Company of approximately $67.6 million of existing mortgage debt and the balance in cash.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.
     In connection with the Company’s acquisition of the properties described above in Item 2.01, the Company, through its subsidiaries, assumed approximately $91.5 million of existing first mortgage debt with respect to the 12 acquired properties. The following table sets forth certain approximate information regarding the terms of the existing mortgage debt assumed by the Company and secured by the 12 acquired properties:

	Principal Balance
	of Assumed Mortgage	Annual
Property	Debt	Interest Rate	Amortization Period	Maturity Date
	(in millions)
WPC I	$7.9	5.30%	30 years	August 1, 2016
Aberdeen I	$5.0	6.02%	30 years	November 1, 2013
Northside	$8.0	5.64%	25 years	June 13, 2014
Southside	$7.5	5.64%	25 years	June 13, 2014
Palms West V	$2.8	LIBOR + 3.05%	25 years	November 1, 2006
West Tower	$16.8	5.30%	30 years	August 1, 2015
Sierra Providence	$11.3	5.30%	30 years	November 1, 2015
Osler	$2.1	5.30%	30 years	August 1, 2015
JFK I	$3.0	5.30%	30 years	August 1, 2015
Edinburg	$6.5	5.30%	30 years	September 1, 2015
Southpointe	$10.0	4.89%	30 years	August 1, 2015
Atrium	$10.7	5.12%	30 years	August 1, 2015
     In accordance with the terms of the mortgage loan agreements, payment of the individual loans may be accelerated at the option of the lenders in the event of certain events of default. Events of default include, but are not limited to, nonpayment of monthly principal and interest by the due date, nonpayment of outstanding principal balance and accrued interest on the maturity date and the occurrence of any breach or default in the performance of any of the covenants or agreements made by the Company to the lenders.
     Except for the mortgage loan secured by Palms West V, which may be prepaid by the Company at any time, the other mortgage loans contain customary prepayment provisions that restrict the Company’s ability to prepay or defease the mortgage loans secured by the other properties.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WINDROSE MEDICAL PROPERTIES TRUST (Registrant)
Date: November 21, 2005	By:	/s/ Daniel R. Loftus
Daniel R. Loftus
Executive Vice President, Secretary and General Counsel